Exhibit 11.1




 Statement regarding computation of per share earnings

The numerators and denominators of basic and fully diluted earnings per share are as follows:

                                          Three Months Ended June 30,            Nine Months Ended June 30,
                                      -------------------------------------  -------------------------------------
                                            2009                2008                2009               2008
                                      ------------------  -----------------  -----------------  ------------------
Net loss allocable to shares
   (numerator)                         $     (1,526,248)   $    (1,628,649)   $    (5,225,003)   $     (9,458,836)
                                      ==================  =================  =================  ==================
Shares used in the calculation
(denominator)
Weighted average shares outstanding          11,171,433         11,998,789         11,217,525          12,631,476
   Effect of diluted stock options                   --                 --                 --                  --
                                      ------------------  -----------------  -----------------  ------------------
   Diluted shares                            11,171,433         11,998,789         11,202,161          12,631,476
                                      ==================  =================  =================  ==================

Basic earnings per share               $          (0.14)   $         (0.14)   $         (0.47)   $          (0.75)
                                      ==================  =================  =================  ==================

Diluted earnings per share             $          (0.14)   $         (0.14)   $         (0.47)   $          (0.75)
                                      ==================  =================  =================  ==================